Exhibit 10.9

FIRST AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

OF

NORTH YARD LOGISTICS, L.P.

This FIRST AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT (this “Agreement”), dated                  , 2014, of North Yard Logistics, L.P. (the “Partnership”) is entered into by and among North Yard GP, LLC, a Delaware limited liability company, as general partner of the Partnership (the “General Partner”), PES Holdings, LLC, a Delaware limited liability company (“PES Holdings”), and PES Logistics Partners, L.P., a Delaware limited partnership (“MLP”), as limited partners of the Partnership (each, a “Limited Partner”, and together, the “Limited Partners”).

RECITALS

WHEREAS, the Partnership was formed as a Delaware limited partnership on June 4, 2014;

WHEREAS, the General Partner and PES Holdings executed the Limited Partnership Agreement of North Yard Logistics, L.P., dated July 10, 2014 (the “Original LP Agreement”);

WHEREAS, PES Holdings, MLP and the Partnership entered into that certain Contribution, Conveyance and Assumption Agreement, dated            , 2014 (the “Contribution Agreement”), whereby PES Holdings contributed to MLP a 45% limited partner interest in the Partnership; and

WHEREAS, the General Partner deems it advisable to amend and restate the Original LP Agreement in its entirety as set forth herein.

NOW THEREFORE, for and in consideration of the premises, the covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the General Partner hereby amends and restates the Original LP Agreement in its entirety as follows:

ARTICLE I
DEFINITIONS

The following definitions shall for all purposes, unless otherwise clearly indicated to the contrary, apply to the terms used in this Agreement.

“Adjusted Capital Account” means the Capital Account maintained for each Partner (a) increased by any amounts that the Partner is deemed obligated to contribute or restore to the Partnership pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), and (b) decreased by any amounts described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6) with respect to such Partner.

“Adjusted Capital Account Deficit” means a deficit balance in the Adjusted Capital Account of a Partner.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question.  As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” is defined in the introductory paragraph, as the same may be amended, modified, supplemented or restated from time to time.

“Capital Account” means, with respect to any Partner, the capital account maintained for such Partner in accordance with the provisions of Section 5.1.

“Capital Contribution” means, with respect to any Partner, the aggregate amount of cash and the initial Gross Asset Value of any property other than cash contributed to the Partnership by such Partner.  Any reference in this Agreement to a Capital Contribution of a Partner shall include a Capital Contribution contributed by its predecessors in interest.

“Certificate of Limited Partnership” means the Certificate of Limited Partnership filed with the Secretary of State of the State of Delaware as described in the first sentence of Section 2.4, as amended or restated from time to time.

“Code” means the Internal Revenue Code of 1986, as amended, and in effect from time to time.  Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

“Contribution Agreement” has the meaning assigned to such term in the recitals.

“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time, and any successor to such act.

“Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for the Fiscal Year as determined by the General Partner; provided that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of the Fiscal Year or other period, Depreciation for the Fiscal Year or other period shall equal to the amount of book basis recovered for the Fiscal Year or other period under the rules prescribed by Treasury Regulations Section 1.704-3(d)(2) and provided, further, that if the federal income tax depreciation, amortization or other cost recovery deduction for the Fiscal Year or other period is zero, Depreciation shall be determined with reference to the beginning Gross Asset Value using any reasonable method selected by the General Partner.

“Fiscal Year” has the meaning set forth in Section 2.6.

“General Partner” is defined in the introductory paragraph.

“Gross Asset Value” means, with respect to any asset, such asset’s adjusted basis for federal income tax purposes, except as follows:

(a) the initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as agreed to by the Partners;

(b) the Gross Asset Value of all Partnership assets shall be adjusted to equal their respective gross fair market values, as determined by the Partners, in connection with: (i) the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership assets as consideration for an interest in the Partnership; (iii) the liquidation of the Partnership within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g) (other than pursuant to Section 708(b)(1)(B) of the Code); (iv) the issuance of a Noncompensatory Option; or (v) any other event to the extent determined by the Partners to be necessary to properly reflect the Gross Asset Values in accordance with the standards set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(q); provided, however, that in the event of the issuance of an interest in the Partnership pursuant to the exercise of a Noncompensatory Option where the right to share in Partnership capital represented by the Partnership interest differs from the consideration paid to acquire and exercise the Noncompensatory Option, the Gross Asset Value of each Partnership asset immediately after the issuance of the Partnership interest shall be adjusted upward or downward to reflect any unrealized gain or unrealized loss attributable to the Partnership asset and the Capital Accounts of the Partners shall be adjusted in a manner consistent with Treasury Regulations Section 1.704-1(b)(2)(iv)(s); and provided further, however, that adjustments pursuant to clause (i) and clause (ii) of this sentence (or clause (iv) of this sentence in the event of the issuance of a Noncompensatory Option to acquire a de minimis Interest in the Partnership) shall be made only if the General Partner reasonably determines that the adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership.  If any Noncompensatory Options are outstanding upon the occurrence of an event described in this paragraph (b)(i) through (b)(v), the Partnership shall adjust the Gross Asset Values of its properties in accordance with Treasury Regulations Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2).

(c) the Gross Asset Value of any Partnership asset distributed to any Partner shall be the gross fair market value of such asset on the date of distribution, as determined by the distributee Partner and the other Partners; and

(d) the Gross Asset Values of Partnership assets shall be adjusted to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) (including Treasury Regulations Section 1.734-2(b)(1)), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Value shall not be adjusted pursuant to this paragraph (d) to the extent that an adjustment pursuant to paragraph (b) above is made in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to paragraph (a), paragraph (b) or paragraph (d) above, such Gross Asset Value shall thereafter be adjusted by the depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

“Gross Liability Value” means, with respect to any liability of the Partnership described in Treasury Regulations Section 1.752-7(b)(3)(i), the amount of cash that a willing assignor would pay to a willing assignee to assume the liability in an arm’s-length transaction.

“Indemnitee” means (a) the General Partner, (b) any former General Partner, (c) any Person who is or was an Affiliate of the General Partner or any former General Partner, (d) any Person who is or was a member, partner, director, officer, fiduciary or trustee of any Person which any of the preceding clauses of this definition describes, (e) any Person who is or was serving at the request of the General Partner or any former General Partner or any Affiliate of the General Partner or any former General Partner as an officer, director, member, partner, fiduciary or trustee of another Person, (provided, however, that that Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services), and (f) any other Person the General Partner designates as an “Indemnitee” for purposes of this Agreement.

“Limited Partner” and “Limited Partners” are defined in the introductory paragraph.

“MLP” is defined in the introductory paragraph.

“MLP IPO” means the initial public offering of MLP’s common units representing limited partner interests in MLP as described in that certain Registration Statement on Form S-1 (File No. 333-198866), as it has been or as it may be amended or supplemented from time to time, filed by MLP with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

“MLP IPO Effective Date” means the closing date of the MLP IPO.

“Noncompensatory Option” has the meaning set forth in Treasury Regulations Section 1.721-2(f).

“Nonrecourse Deductions” shall have the meaning assigned to that term in Treasury Regulations Section 1.704-2(b).

“Partner” means the General Partner or any Limited Partner.

“Partner Nonrecourse Debt” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(4).

“Partner Nonrecourse Debt Minimum Gain” has the meaning set forth in Treasury Regulations Section 1.704-2(i)(2).

“Partner Nonrecourse Deductions” shall have the meaning assigned to that term in Treasury Regulations Section 1.704-2(i).

“Partnership” is defined in the introductory paragraph.

“Partnership Minimum Gain” shall have the meaning assigned to that term in Treasury Regulations Section 1.704-2(d).

“Percentage Interest” means, with respect to any Partner, each Partner’s percentage ownership interest in the Partnership.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“PES Holdings” is defined in the introductory paragraph.

“Profits” or “Losses” means, for each Fiscal Year, an amount equal to the Partnership’s taxable income or loss for such Fiscal Year, determined in accordance with Section 703(a) of the Code (but including in taxable income or loss, for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code), with the following adjustments:

(a) any income of the Partnership exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;

(b) any expenditures of the Partnership described in Section 705(a)(2)(b) of the Code (or treated as expenditures described in Section 705(a)(2)(b) of the Code pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i)) and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be subtracted from such taxable income or loss;

(c) in the event the Gross Asset Value of any Partnership asset is adjusted in accordance with paragraph (b) or paragraph (c) of the definition of “Gross Asset Value,” the amount of such adjustment shall be taken into account as gain (if the adjustment increases the Gross Asset Value of the Partnership asset) or loss (if the adjustment decreases the Gross Asset Value of the Partnership asset) from the disposition of such asset for purposes of computing Profits or Losses;

(d) gain or loss resulting from any disposition of any Partnership asset with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value;

(e) in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period, computed in accordance with the definition of Depreciation;

(f) to the extent an adjustment to the adjusted tax basis of any asset pursuant to Code Section 734(b) (including Treasury Regulations Section 1.734-2(b)(1)) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Account balances as a result of a distribution other than in liquidation of a Partner’s interest in the Partnership, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or an item of loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses;

(g) the Gross Liability Value of each liability of the Partnership described in Treasury Regulations Section 1.752-7(b)(3)(i) will be adjusted at such times as are provided in this Agreement for an adjustment to the Gross Asset Values of the Partnership’s assets.  The amount of any adjustment will be treated as an item of loss (if the adjustment increases the Gross Liability Value of the liability) or an item of gain (if the adjustment decreases the Gross Liability Value of the liability); and

(h) notwithstanding any other provisions of this definition, any items which are specially allocated pursuant to Section 7.3, Section 7.4, or Section 11.2(b) shall not be taken into account in computing Profits or Losses.

“Quarter” means, unless the context requires otherwise, a fiscal quarter of the Partnership, or, with respect to the fiscal quarter of the Partnership which includes the MLP IPO Effective Date, the portion of such fiscal quarter after the MLP IPO Effective Date.

“Regulatory Allocations” has the meaning set forth in Section 7.4.

“Treasury Regulations” means the applicable Income Tax Regulations, including Temporary Regulations, promulgated under the Code. Any and all references herein to a specific provision of a Treasury Regulation shall be deemed to refer to any corresponding successor provision.

ARTICLE II
ORGANIZATIONAL MATTERS

2.1                               Formation.  The General Partner and PES Holdings have formed the Partnership as a limited partnership pursuant to the provisions of the Delaware Act, and MLP has acquired a limited partner interest in the Partnership pursuant to the Contribution Agreement.  The General Partner and the Limited Partners hereby enter into this Agreement to set forth the rights and obligations of the Partnership and certain matters related thereto.  Except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act.

2.2                               Name.  The name of the Partnership shall be, and the business of the Partnership shall be conducted under the name of, “North Yard Logistics, L.P.”.

2.3                               Registered Office; Registered Agent; Principal Office in the United States; Other Offices.  The registered office of the Partnership in the State of Delaware shall be the initial registered office designated in the Certificate of Limited Partnership or such other office (which need not be a place of business of the Partnership) as the General Partner may designate from time to time in the manner provided by law.  The registered agent of the Partnership in the State of Delaware shall be the initial registered agent designated in the Certificate of Limited Partnership or such other Person or Persons as the General Partner may designate from time to time in the manner provided by law.  The registered office of the Partnership in the United States shall be at the place specified in the Certificate of Limited Partnership, or such other place(s) as the General Partner may designate from time to time.  The Partnership may have such other offices as the General Partner may determine appropriate.

2.4                               Organizational Certificate.  The Partnership was organized as a Delaware limited partnership by the filing of a certificate of limited partnership in the office of the Secretary of State of the State of Delaware on June 4, 2014.  The General Partner shall file any necessary amendments to the Certificate of Limited Partnership and any such other certificates and documents and do all things requisite to the maintenance of the Partnership as a limited partnership under the laws of Delaware and any state or jurisdiction in which the Partnership may elect to do business.

2.5                               Partnership Interests.  The Percentage Interests of the Partners are set forth on Schedule I, as such schedule may be updated, amended, supplemented or restated from time to time.

2.6                               Fiscal Year.  The fiscal year of the Partnership shall be January 1 to December 31.

ARTICLE III
PURPOSE

The purpose and business of the Partnership shall be to engage in any lawful activity for which limited partnerships may be organized under the Delaware Act.

ARTICLE IV
CAPITAL CONTRIBUTIONS

No Partner shall have the obligation to make any additional capital contribution to the Partnership.

ARTICLE V
CAPITAL ACCOUNTS

5.1                               Capital Accounts.

(a)                                 A separate Capital Account shall be established and maintained for each Partner in accordance with the requirements of Treasury Regulations Section 1.704-1(b)(2)(iv). The Capital Account of each Partner shall be maintained in accordance with the following provisions:

(i)                                     to such Partner’s Capital Account there shall be credited such Partner’s Capital Contributions, such Partner’s distributive share of Profits, special allocations of income and gain, and the net amount of any Partnership liabilities that are assumed by such Partner or that are secured by any Partnership assets distributed to such Partners and

(ii)                                  to such Partner’s Capital Account there shall be debited the amount of cash and the Gross Asset Value of any Partnership assets distributed to such Partner pursuant to any provision of this Agreement, such Partner’s distributive share of Losses, special allocations of loss and deduction, and the net amount of any liabilities of such Partner that are assumed by the Partnership or that are secured by any property contributed by such Partner to the Partnership;

(b)                                 In the event an interest is transferred in accordance with the terms of this Agreement, the transferee will succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

(c)                                  In determining the amount of any liability for purposes of this Section 5.1, there shall be taken into account Section 752(c) of the Code and any other applicable provisions of the Code and the Treasury Regulations.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b), and will be interpreted and applied in a manner consistent with those Treasury Regulations.  In the event the General Partner determines in good faith and on a commercially reasonable basis that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto are computed in order to comply with those Treasury Regulations, the General Partner may make the modification.  The General Partner also shall, in good faith and on a commercially reasonable basis, (a) make any adjustments to the Capital Accounts that are necessary or appropriate to maintain equality between the aggregate Capital Accounts of the Partners and the amount of capital reflected on the Partnership’s balance sheet, as computed for book purposes, in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(q) and (b) make any appropriate modifications to the Capital Accounts in the event unanticipated events might otherwise cause this Agreement not to comply with Treasury Regulations Section 1.704-1(b).

ARTICLE VI

DISTRIBUTIONS

Within 30 days following the end of each Quarter commencing with the Quarter during which the MLP IPO Effective Date occurs, the General Partner shall review the Partnership’s accounts and determine the amount of the Partnership’s available cash and appropriate reserves (including cash reserves for future maintenance capital expenditures, working capital, turnaround reserves and other matters) for such Quarter, and the Partnership shall make a distribution to the Partners of the available cash, subject to the reserves.  The General Partner’s determination of the amount of distributions and reserves shall be made on its behalf by its sole member, PES Logistics Partners, L.P.  The General Partner may make such cash distributions as it may determine and without being limited to current or accumulated income or gains from any Partnership funds, including, without limitation, Partnership revenues, capital contributions or borrowed funds; provided, that no such distribution shall be made if, after giving effect thereto, the liabilities of the Partnership exceed the fair market value of the assets of the Partnership.  The General Partner may, subject to the foregoing proviso, also cause the Partnership to distribute to the Partners other Partnership property or other securities of the Partnership or other entities.

Except as provided in Section 11.2, all distributions shall be made to the Partners in accordance with their Percentage Interests.

ARTICLE VII

ALLOCATIONS

7.1                               Profits.  After giving effect to the special allocations set forth in Section 7.3 and Section 7.4, and except as provided in Section 7.2 and Section 11.2(b), all Profits from operations for each Fiscal Year (or part thereof) shall be allocated to the Partners in the following order and priority:

(a)                                 First, to the General Partner until the General Partner has been allocated an amount equal to the excess, if any, of (i) the absolute value of cumulative Losses allocated to the General Partner pursuant to Section 7.2(b) for all prior Fiscal Years, over (ii) the cumulative amount of Profits allocated to the General Partner pursuant this Section 7.1(a) for all prior Fiscal Years;

(b)                                 Second, to the Limited Partners in proportion to, and to the extent of, an amount equal to the excess, if any, of (i) the absolute value of cumulative Losses allocated to each such Limited Partner pursuant to Section 7.2(a) for all prior Fiscal Years, over (ii) the cumulative Profits allocated to such Limited Partner pursuant to this Section 7.1(b) for all prior Fiscal Years; and

(c)                                  Third, to the Limited Partners accordance with their Percentage Interests.

7.2                               Losses.  After giving effect to the special allocations set forth in Section 7.3 and Section 7.4, and except as provided in Section 11.2, all Losses from operations for each Fiscal Year (or part thereof) shall be allocated to the Partners in the following order and priority:

(a)                                 First, to the Limited Partners in accordance with their Percentage Interests; provided, no Losses shall be allocated to any Limited Partner to the extent that such allocation would result in a Limited Partner having an Adjusted Capital Account Deficit; and

(b)                                 Second, to the General Partner.

To the extent Losses allocated to a Limited Partner would cause such Limited Partner to have an Adjusted Capital Account Deficit at the end of any Fiscal Year, the Losses will be reallocated to the other Limited Partners to the extent such reallocation will not cause any such Limited Partner to have an Adjusted Capital Account Deficit.  If any Limited Partner receives an allocation of Losses otherwise allocable to another Limited Partner pursuant to this provision, such Limited Partner shall be allocated Profits in subsequent Fiscal Years necessary to reverse the effect of such reallocation of Losses and such allocation of Profits (if any) shall be made before any other Profit allocations under Section 7.1.

7.3                               Special Allocations.  The following special allocations shall be made in the following order:

(a)                                 Minimum Gain Chargeback.  Except as otherwise provided in Treasury Regulations Section 1.704-2(f), notwithstanding any other provision of this Article VII, if there is a net decrease in Partnership Minimum Gain during any Fiscal Year, each Partner will be allocated items of Partnership income and gain for the Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to the Partner’s share of the net decrease in Partnership Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g).  Allocations pursuant to the previous sentence will be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto.  The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2).  This Section 7.3(a) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(f) and will be interpreted consistently therewith.

(b)                                 Partner Minimum Gain Chargeback.  Except as otherwise provided in Treasury Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this Article VII, if there is a net decrease in Partner Nonrecourse Debt Minimum Gain attributable to a Partner Nonrecourse Debt during any Fiscal Year, each Partner who has a share of the Partner Nonrecourse Debt Minimum Gain attributable to that Partner Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(5), will be allocated items of Partnership income and gain for the Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to the Partner’s share of the net decrease in Partner Nonrecourse Debt Minimum Gain attributable to the Partner Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(4).  Allocations pursuant to the previous sentence will be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto.  The items to be so allocated will be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 7.3(b) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(i)(4) and will be interpreted consistently therewith.

(c)                                  Qualified Income Offset. In the event that any Partner unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704-1(b)(2)(ii)(d)(6), items of Partnership income and gain will be allocated to the Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of the Partner as promptly as possible; provided that an allocation pursuant to this Section 7.3(c) will be made only if and to the extent that the Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article VII have been tentatively made as if this Section 7.3(c) were not in this Agreement.

(d)                                 Gross Income Allocation.  In the event that any Partner has an Adjusted Capital Account Deficit at the end of any Fiscal Year, each such Partner shall be allocated items of Partnership income and gain in the amount of the deficit as promptly as possible; provided that an allocation pursuant to this Section 7.3(d) will be made only if and to the extent that the Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article VII have been tentatively made as if Section 7.3(c) and this Section 7.3(d) were not in this Agreement.

(e)                                  Nonrecourse Deductions.  Nonrecourse Deductions for any Fiscal Year shall be allocated to the Partners in accordance each Partner’s Percentage Interest.

(f)                                   Partner Nonrecourse Deductions.  Any Partner Nonrecourse Deductions for any Fiscal Year will be allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which the Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i)(1).

(g)                                  Section 754 Adjustments.  To the extent an adjustment to the adjusted tax basis of any Partnership asset, pursuant to Code Section 734(b) (including pursuant to Treasury Regulations Section 1.734-2(b)(1)) is required, pursuant to Treasury Regulations Sections 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Partner in complete liquidation of the Partner’s interest in the Partnership, the amount of the adjustment to Capital Accounts will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis) and the gain or loss will be allocated to the Partners in proportion to their interests in the Partnership in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Partner to whom the distribution was made in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

7.4                               Regulatory Allocations.  The allocations set forth in Section 7.3 (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations.  It is the intent of the Partners that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Partnership income, gain, loss or deduction pursuant to this Section 7.4.  Therefore, notwithstanding any other provision of this Article VII (other than the Regulatory Allocations), but subject to the Code and the Treasury Regulations, the General Partner shall make such offsetting special allocations of Partnership income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Partner’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Regulatory Allocations were not part of this Agreement.  In making such determination, the General Partner shall take into account future Regulatory Allocations that, although not yet made, are likely to offset other Regulatory Allocations previously made.

7.5                               Income Tax Allocations.

(a)                                 Except as provided in this Section 7.5, each item of income, gain, loss and deduction of the Partnership for federal income tax purposes shall be allocated among the Partners in the same manner as such items are allocated for book purposes under Section 7.1, Section 7.2, Section 7.3, Section 7.4 and Section 11.2.

(b)                                 In accordance with Code Section 704(c) and the applicable Treasury Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its Gross Asset Value at the time of its contribution to the Partnership.  If the Gross Asset Value of any Partnership property is adjusted in accordance with clause (b) or (d) of the definition of Gross Asset Value, then subsequent allocations of income, gain, loss and deduction shall take into account any variation between the adjusted basis of such property for federal income tax purposes and its Gross Asset Value as provided in Code Section 704(c) and the related Treasury Regulations. For purposes of such allocations, the Partnership shall elect the remedial allocation method described in Treasury Regulations Section 1.704-3(d).

(c)                                  All items of income, gain, loss, deduction and credit allocated to the Partners in accordance with the provisions hereof and basis allocations recognized by the Partnership for federal income tax purposes shall be determined without regard to any election under Section 754 of the Code which may be made by the Partnership.

(d)                                 If any deductions for depreciation or cost recovery are recaptured as ordinary income upon the transfer of Partnership properties, the ordinary income character of the gain from such transfer shall be allocated among the Partners in the same ratio as the deductions giving rise to such ordinary character were allocated.

7.6                               Allocation and Other Rules.

(a)                                 Profits, Losses, and any other items of income, gain, loss or deduction will be allocated to the Partners pursuant to this Article VII as of the last day of each Fiscal Year, provided that Profits, Losses, and the other items will also be allocated at any time the Gross Asset Values of the Partnership’s assets are adjusted pursuant to paragraph (b) of the definition of “Gross Asset Value.”

(b)                                 In the event Partners are admitted to the Partnership pursuant to this Agreement on different dates, the Profits (or Losses) allocated to the Partners for each Fiscal Year during which Partners are so admitted shall be allocated among the Partners in proportion to their Percentage Interests during such Fiscal Year in accordance with Section 706 of the Code, using any convention permitted by Law and selected by the General Partner that takes into account the varying interests of the Partners during such Fiscal Year.

(c)                                  For purposes of determining the Profits, Losses or any other items allocable to any period, Profits, Losses and any such other items shall be determined on a daily, monthly or other basis, as determined by the General Partner using any method that is permissible under Section 706 of the Code and the Treasury Regulations thereunder.

(d)                                 The Partners are aware of the income tax consequences of the allocations made by this Article VII and hereby agree to be bound by the provisions of this Article VII in reporting their shares of Partnership income and loss for tax purposes.

ARTICLE VIII
MANAGEMENT AND OPERATION OF BUSINESS

8.1                               General Partner’s Authority; Reimbursement.  Except as otherwise expressly provided in this Agreement, all powers to control and manage the business and affairs of the Partnership shall be vested exclusively in the General Partner.  The Limited Partners shall not have any power to control or manage the Partnership.  The General Partner shall be reimbursed on a basis as the General Partner may determine for (a) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership (including amounts paid to any Person, including Affiliates of the General Partner, to perform services for the Partnership or for the General Partner in the discharge of its duties to the Partnership) and (b) all other direct and indirect expenses allocable to the Partnership or otherwise incurred by the General Partner in connection with operating the Partnership’s business (including expenses allocated to the General Partner by its Affiliates).  The General Partner shall determine the expenses that are allocable to the Partnership. Reimbursements pursuant to this Section 8.1 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 8.3.  The General Partner may be removed or replaced only with the written consent of the General Partner and Limited Partners having at least 80% of the Percentage Interests.

8.2                               Approval Required for Certain Action.  In addition to matters set forth in Section 6.1, the General Partner shall not cause the Partnership to, and the Partnership shall not, take any of the following actions without the approval or consent of the Limited Partners (which consent may be made categorically or by policy):

(a)                                 effecting any merger or consolidation involving the Partnership;

(b)                                 effecting any sale or exchange of all or substantially all of Partnership’s assets;

(c)                                  dissolving or liquidating the Partnership;

(d)                                 creating or causing to exist any consensual restriction on the ability of the Partnership or its subsidiaries to make distributions, pay any indebtedness, make loans or advances or transfer assets to its Limited Partners or their subsidiaries; or

(e)                                  issuing additional interests in the Partnership.

8.3                               Indemnification.

(a)                                 To the fullest extent permitted by applicable law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee and acting (or refraining to act) in such capacity on behalf of or for the benefit of the Partnership; provided, however, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Agreement, the Indemnitee acted in bad faith or engaged in intentional fraud, willful misconduct (including a willful breach of this Agreement) or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful.  Any indemnification pursuant to this Section 8.3 shall be made only out of the assets of the Partnership, it being agreed that the Partners shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

(b)                                 To the fullest extent permitted by applicable law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 8.3(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 8.3, the Indemnitee is not entitled to be indemnified upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be ultimately determined that the Indemnitee is not entitled to be indemnified as authorized by this Section 8.3.

(c)                                  The indemnification provided by this Section 8.3 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, as a matter of law, in equity or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d)                                 The Partnership may purchase and maintain (or reimburse its Affiliates for the cost of) insurance on behalf of the Indemnitees, the Partnership and its Affiliates and such other Persons as the Partnership shall determine, against any liability that may be asserted against or expense that may be incurred by such Person in connection with the Partnership’s activities or such Person’s activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e)                                  For purposes of this Section 8.3, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 8.3; and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose subjectively believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Partnership.

(f)                                   In no event may an Indemnitee subject the Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g)                                  An Indemnitee shall not be denied indemnification in whole or in part under this Section 8.3 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h)                                 The provisions of this Section 8.3 are for the benefit of the Indemnitees, their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i)                                     No amendment, modification or repeal of this Section 8.3 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 8.3 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

(j)                                    TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, AND SUBJECT TO SECTION 8.3(a), THE PROVISIONS OF THE INDEMNIFICATION PROVIDED IN THIS SECTION 8.3 ARE INTENDED BY THE PARTIES TO APPLY EVEN IF SUCH PROVISIONS HAVE THE EFFECT OF EXCULPATING THE INDEMNITEE FROM LEGAL RESPONSIBILITY FOR THE CONSEQUENCES OF SUCH PERSON’S NEGLIGENCE, FAULT OR OTHER CONDUCT.

8.4                               Liability of Indemnitees.

(a)                                 Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Partners or any other Person bound by this Agreement, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, with respect to the matter in question, the Indemnitee acted in bad faith or engaged in intentional fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful.

(b)                                 To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership, any Partners, any other Persons who acquire an interest in the Partnership or any other Person bound by this Agreement, the General Partner and any other Indemnitee acting in connection with the Partnership’s business or affairs shall not be liable to the Partnership, to any Partner, to any Person who acquires an interest in the Partnership or to any other Person bound by this Agreement for its reliance on the provisions of this Agreement.

(c)                                  No amendment, modification or repeal of this Section 8.4 or any provision hereof shall in any manner affect the limitations on the liability of any Indemnitee under this Section 8.4 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

8.5                               Loans or Contributions from the Partnership.  The Partnership may lend or contribute to any Affiliate or Limited Partner, and any Affiliate or Limited Partner may borrow from the Partnership, funds on terms and conditions determined by the General Partner.

ARTICLE IX
RIGHTS AND OBLIGATIONS OF LIMITED PARTNER

The Limited Partners shall have no liability under this Agreement.

ARTICLE X
TAX MATTERS

10.1                        Tax Matters Partner.  The “tax matters partner” of the Partnership for purposes of Section 6231(a)(7) of the Code shall be the General Partner.  The tax matters partner shall have the power to manage and control, on behalf of the Partnership, any administrative proceeding at the Partnership level with the Internal Revenue Service relating to the determination of any item of Partnership income, gain, loss, deduction or credit for federal income tax purposes.

10.2                        Section 754 Election.

(a)                                 The tax matters partner may make, on behalf of the Partnership, all elections for federal income and all other tax purposes.

(b)                                 The tax matters partner shall make, on behalf of the Partnership, an election in accordance with Section 754 of the Code, so as to adjust the basis of Partnership property in the case of a distribution of property within the meaning of Section 734 of the Code, and in the case of a transfer of interests within the meaning of Section 743 of the Code.

ARTICLE XI
DISSOLUTION AND LIQUIDATION

11.1                        Dissolution.  The Partnership shall terminate and be dissolved only upon (i) the written consent of the Partners, (ii) upon the sale of all or substantially all of the assets of the Partnership outside the ordinary course of the Partnership’s business, or (iii) the happening of any other event causing the dissolution or termination of the Partnership as a limited partnership under the laws of the State of Delaware.  Dissolution of the Partnership shall be effective on the day on which the event giving rise to the dissolution occurs.  Upon the dissolution of the Partnership, the General Partner shall promptly notify the Partners of such dissolution.

11.2                        Liquidation.

(a)                                 Upon dissolution of the Partnership, the General Partner shall carry out the winding up of the Partnership and shall immediately commence to wind up the Partnership’s affairs; provided, a reasonable time shall be allowed for the orderly liquidation of the assets of the Partnership and the satisfaction of liabilities to creditors so as to enable the Partners to minimize the normal losses attendant upon a liquidation.  The proceeds of liquidation shall be applied first to payment of all expenses and debts of the Partnership and setting up of such reserves as the General Partner reasonably deems necessary to wind up the Partnership’s affairs and to provide for any contingent liabilities or obligations of the Partnership; provided, the unpaid principal of and interest on any loans made to the Partnership by Partners (and their Affiliates) shall be distributed pro rata to the Partners (and their Affiliates) who made such loans, in proportion to the total amount of principal and interest payable on such loans, such distributions being treated first as a payment of accrued interest on such loans and next as a payment of principal on such loans.  Any remaining proceeds shall be distributed to the Partners in accordance with their positive Capital Account balances after giving effect to all contributions, distributions and allocations for all periods.

(b)                                 In the event of any liquidation and winding up of the Partnership under this Section 11.2 or a sale, exchange or other disposition of all or substantially all of the assets of the Partnership, either voluntary or involuntary, Profits and Losses and each item of gross income, gain, loss and deduction for such period shall be allocated to the Partners so that, to the maximum extent possible, the Partners’ Capital Account balances are in proportion to their Percentage Interests, and no other allocation of Profit or Loss pursuant to this Agreement shall reverse the effect of such allocation.  If in the year of such liquidation, dissolution or winding up, the Partners’ Capital Accounts are not in proportion to their Percentage Interests after the application of the preceding sentence, then to the extent permitted by Law and notwithstanding anything to the contrary contained in this Agreement, items of gross income and gain for any preceding taxable period(s) with respect to which IRS Form 1065 Schedules K-1 have not been filed by the Partnership shall be reallocated among the Partners until the Partners’ Capital Accounts are in proportion to their Percentage Interests, and no other allocation of Profit or Loss pursuant to this Agreement shall reverse the effect of such allocation.

11.3                        Termination.  The Partnership shall terminate when all of the assets of the Partnership, after payment of or due provision for all debts, liabilities and obligations of the Partnership, shall have been distributed to the Partners in the manner provided for in this Article XI and the Certificate of Limited Partnership shall have been canceled, or such other documents required under the Delaware Act to be executed and filed with the Secretary of State of the State of Delaware have been so executed and filed, in the manner required by the Delaware Act.

11.4                        Claims of the Partners or Third Parties.  The Partners and former Partners shall look first to the Partnership’s assets for the return of their Capital Contributions, and if the assets of the Partnership remaining after payment of or due provision for all debts, liabilities and obligations of the Partnership are insufficient to return such Capital Contributions, the Partners shall look to the General Partner for a return of their Capital Contributions; provided, nothing contained herein shall be deemed to limit the rights of a Partner under applicable law.  In the event any Partner other than the General Partner has a deficit balance in its Capital Account at the time of the Partnership’s dissolution, it shall not be required to restore such account to a positive balance or otherwise make any payments to the Partnership or its creditors or other third parties in respect of such deficiency.

11.5                        Distributions In-Kind.  If any assets of the Partnership shall be distributed in kind, such assets shall be distributed to the Partner(s) entitled thereto as tenants-in-common in the same proportions as such Partner(s) would have been entitled to cash distributions if (a) such assets had been sold for cash by the Partnership at the fair market value of such property (taking the Gross Asset Value definition herein and Code Section 7701(g) into account) on the date of distribution; (b) any unrealized income, gain, loss and deduction inherent in such property (that has not been reflected in the Capital Accounts previously) that would be realized by the Partnership from such sale were allocated among the Partner(s) as Profits or Losses in accordance with this Agreement; and (c) the cash proceeds were distributed to the Partner(s) in accordance with this Article XII.  The Capital Accounts of the Partner(s) shall be increased by the amount of any unrealized income or gain inherent in such property or decreased by the amount of any loss or deduction inherent in such property that would be allocable to them, and shall be reduced by the fair market value of the assets distributed to them under the preceding sentence.  Notwithstanding the foregoing, the Partners shall have the right to assign their interest to such in-kind distribution to any Person.

ARTICLE XII
AMENDMENT OF PARTNERSHIP AGREEMENT

The General Partner may amend any provision of this Agreement without the consent of any Limited Partners and may execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith.

ARTICLE XIII
GENERAL PROVISIONS

13.1                        Addresses and Notices.  Any notice to the Partnership shall be deemed given if received by the Partnership in writing at its principal office located at:

North Yard Logistics, L.P.

1735 Market Street, 10th Floor

Philadelphia, Pennsylvania 19103

Attn: John B. McShane, General Counsel

Any notice to the General Partner or a Limited Partner shall be deemed given if received by it in writing at the address designated in Schedule I, or such other place as the General Partner or Limited Partner may from time to time designate.

13.2                        Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

13.3                        Integration.  This Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

13.4                        Severability.  If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions hereof, or of such provision in other respects, shall not be affected thereby.

13.5                        Applicable Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed by the General Partner and the Limited Partners as of the date first set forth above.

GENERAL PARTNER:

North Yard GP, LLC,
a Delaware limited liability company

By:
	Name:	Michael J. Colavita
	Title:	Chief Executive Officer

LIMITED PARTNERS:

PES Holdings, LLC,
a Delaware limited liability company

By:
	Name:	James T. Rens
	Title:	Chief Financial Officer

PES Logistics Partners, L.P.,
a Delaware limited partnership

By:	PES Logistics GP, LLC,
its general partner

By:
	Name:	Michael J. Colavita
	Title:	Chief Executive Officer

Signature Page to First Amended and Limited Partnership Agreement of North Yard Logistics, L.P.

SCHEDULE I

Limited Partner Name and Address	Percentage Interest
PES Holdings, LLC 1735 Market Street, 10th Floor Philadelphia, PA 19103 Attention: James T. Rens	55.0%

PES Logistics Partners, L.P. c/o PES Logistics GP, LLC 1735 Market Street, 10th Floor Philadelphia, PA 19103 Attention: Michael J. Colavita	45.0%

General Partner Name and Address
North Yard GP, LLC 1735 Market Street, 10th Floor Philadelphia, PA 19103 Attention: Michael J. Colavita	*

*Denotes a non-economic interest